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                                                                    EXHIBIT 12.1

                            PRICE ENTERPRISES, INC.
                             COMPUTATION OF RATIOS
                         (in thousands, except ratios)


                                                                             PERIOD FROM     PERIOD FROM
                                                                             NOVEMBER 12      JANUARY 1
                                                                               THROUGH         THROUGH         YEAR ENDED
                                                                              DECEMBER 31     NOVEMBER 11      DECEMBER 31,
                                                                                --------        --------        --------
                                                                                  1999            1999            1998
                                                                                --------        --------        --------
EARNINGS
Income from continuing operations before income taxes                           $  4,697        $ 27,974        $ 29,429
Add:fixed charges                                                                  1,079           5,971           3,111
Less: capitalized interest                                                          (231)           (944)           (300)
                                                                                --------        --------        --------
Income as adjusted                                                              $  5,545        $ 33,001        $ 32,240
                                                                                ========        ========        ========

FIXED CHARGES AND PREFERRED DIVIDENDS:

Fixed charges:
Interest costs                                                                  $    848        $  5,027        $  2,811
Capitalized interest                                                                 231             944             300
                                                                                --------        --------        --------
Total fixed charges                                                                1,079           5,971           3,111

Preferred stock dividends                                                              -          33,263           8,316
                                                                                --------        --------        --------
Total fixed charges and preferred dividends                                     $  1,079        $ 39,234        $ 11,417
                                                                                ========        ========        ========

Ratio of earnings to fixed charges                                                  5.14            5.53           10.36
                                                                                ========        ========        ========

Ratio of earnings to combined fixed charges and preferred stock dividends
                                                                                    5.14            0.84            2.82
                                                                                ========        ========        ========

For periods prior to the one ending December 31, 1998, this calculation is not applicable for our Company